Exhibit 3.1

  AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SEVCON, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

1.           The name of the corporation is Sevcon, Inc.  The corporation was originally incorporated under the name “Tech/Ops Sevcon, Inc.” pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 23, 1987.

2.           This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

3.           The Restated Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

FIRST:  The name of the corporation is Sevcon, Inc.

SECOND:  The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH:  The total number of shares of all classes of stock which the corporation shall have authority to issue is twenty-one million (21,000,000), of which one million (1,000,000) shares, $.10 par value, are to be of a class designated “Preferred Stock” and twenty million (20,000,000) shares, $.10 par value, are to be designated “Common Stock.”

I.           Preferred Stock

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)           The number of shares constituting that series and the distinctive designation of that series;

(b)           The dividend rate, if any, on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

(c)           Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)           Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)           Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)           Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)           The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(h)           Any other relative rights, preferences and limitations of that series.

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the outstanding shares of Common Stock with respect to the same dividend period.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

II.           Series A Convertible Preferred Stock

Section 1.                      Designation and Amount.  Unless and until increased or decreased by the Board of Directors pursuant to the Delaware General Corporation Law, 465,500 of the authorized shares of Preferred Stock are designated Series A Convertible Preferred Stock (the “Series A Preferred”) with the following designations, powers, preferences and rights and qualifications, limitations and restrictions thereof as follows.

Section 2.                      Definitions.  For the purposes hereof, the following terms shall have the fllowing meanings:

“Business Day” means any day except any Saturday, Sunday, day which is a federal legal holiday in the United States or day on which banking institutions in the Commonwealth of Massachusetts are authorized or required by law or other governmental action to close.

“Common Stock” means the corporation’s shares of common stock, par value $0.10 per share, and shares of any other class of securities into which such shares may hereafter be reclassified or changed.

“Conversion Price” means $8.00, subject to adjustment as provided herein.

“Current Market Price” means, with respect to any particular security on any date of determination, the volume-weighted average trading price of such security for the thirty (30)-day period ending on the Trading Day immediately preceding the date of such determination, as reported for consolidated transactions on the Trading Market. If such security is not listed or traded in a manner that the trading prices referred to above are available for the period required hereunder, the Current Market Price for such security shall be deemed to be the fair value as determined in good faith by the Board of Directors.

“Fundamental Transaction” has the meaning set forth in Section 6(g)(ii).

“Holder” means a holder of record of Series A Preferred.

“Initial Issue Date” shall mean the date that shares of Series A Preferred are first issued by the corporation.

“Junior Stock” means the Common Stock and any other securities of the corporation ranking by its terms junior to the Series A Preferred as to payment of dividends or as to distribution of assets upon Liquidation.

“Liquidation” means any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary. “Liquidation” shall not include any consolidation of the corporation with, or merger of the corporation into, any other entity, any merger of another entity into the corporation, any sale or transfer of assets of the corporation or any exchange of securities of the corporation.

“Mandatory Conversion Date” and “Mandatory Conversion Notice” have the meanings set forth in Section 6(b).

“Notice of Conversion” has the meaning set forth in Section 6(a).

“Optional Conversion Date” has the meaning set forth in Section 6(a).

“Parity Stock” means any capital stock of the corporation ranking by its terms on a parity with the Series A Preferred as to payment of dividends or as to distribution of assets upon Liquidation, as applicable.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Senior Stock” means any capital stock of the corporation ranking by its terms senior to the Series A Preferred as to payment of dividends or as to distribution of assets upon Liquidation, as applicable.

“Stated Value” means Twenty-four Dollars ($24.00), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred.

“Trading Day” means a day on which the Trading Market is open for business.

“Trading Market” means the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the principal inter-dealer quotation system on which the Common Stock is quoted.

Section 3.                      Dividends.

(a)           (i)           Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for such purpose, dividends at the rate of four percent (4.0%) of the Stated Value per annum on each share of Series A Preferred, and no more.  Such dividends shall be cumulative, shall accrue without interest from the date of issuance of the respective share of Series A Preferred, and shall be payable at the election of the corporation in (A) cash, (B) shares of Common Stock or (C) any combination of cash and shares of Common Stock.

(ii)           Such dividends shall be payable semi-annually in arrears, on the fifteenth (15th) day of each April and October following the Initial Issue Date (provided, that if any such date is not a Business Day, such dividend shall be payable without interest on the next Business Day), to Holders as they appear on the stock books of the corporation on such record dates as shall be fixed by the Board of Directors.  Upon conversion of any share of Series A Preferred pursuant to Section 6 hereof, the Holder thereof shall also be entitled to receive an amount equal to all accrued and unpaid dividends on such share. Dividends payable with respect to any period that is less than two quarters in length will be computed on the basis of a ninety (90)-day quarterly period and actual days elapsed in such quarters.

(iii)           When the corporation elects to pay all or any portion of a dividend by issuing shares of Common Stock, the number of shares so issuable shall be determined by dividing the amount of the dividend or portion thereof so payable by the Current Market Price determined as of the applicable declaration date.

(iv)           When the corporation elects to pay all or any portion of a dividend by issuing shares of Common Stock, (A) all Holders entitled thereto shall receive equivalent pro rata proportions of any cash and/or shares of Common Stock, (B) such shares shall be deemed to be issued and outstanding and fully paid and nonassessable from and after the respective dividend payment date, and (C) no fractional shares of Common Stock shall be issued, and the corporation shall pay cash in respect of any fraction of a share of Common Stock that would otherwise be issuable in payment of such dividend or portion thereof. In no event shall any election by the corporation to pay dividends, in whole or in part, in cash and/or in shares of Common Stock preclude the corporation from making a different election with respect to all or a portion of the dividends to be paid on the Series A Preferred on any subsequent dividend payment date.

(v)           In the event that funds legally available for payment of dividends are insufficient to permit payment in full to all Holders of the full amounts to which they are then entitled, the entire amount legally available for payment of dividends shall be distributed ratably among all Holders in proportion to the full amounts to which they would otherwise respectively be entitled.

(b)           No dividends or other distributions in respect of shares of Junior Stock, other than dividends payable solely in Common Stock with respect to which an adjustment to the Conversion Price is made pursuant to Section 6(g)(i), shall be paid or set apart for payment on, and (except to the extent provided in this subsection) no purchase, redemption or other acquisition shall be made by the corporation of, any shares of Junior Stock unless and until:

(i)           all accrued and unpaid dividends on the Series A Preferred, including the full dividend for the then-current semi-annual dividend period, shall have been paid or declared and set apart for payment, and

(ii)           a dividend shall have been paid in respect of each share of then outstanding Series A Preferred equal to (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred, in each case calculated on the applicable record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, the amount determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization  with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Stated Value; provided that, if the corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the corporation, the dividend payable to the holders of Series A Preferred pursuant to this Section 3(b) shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred dividend;

provided that, without regard to the foregoing, the corporation may, if approved by the Board of Directors or a committee thereof, redeem, purchase or otherwise reacquire directly or indirectly shares of Junior Stock or rights or options to acquire Junior Stock from officers, directors or employees of the corporation or any of its subsidiaries (x) in connection with termination of service as such and/or (y) in order to pay withholding taxes due upon the vesting or exercise of equity compensation grants; provided that, while any shares of Series A Preferred remain outstanding, the amount paid by the corporation for such reacquisitions shall not exceed an aggregate of $250,000 in any fiscal year.

(c)           If at any time any senior dividend on any shares of Senior Stock shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Series A Preferred unless and until all accrued and unpaid dividends with respect to the Senior Stock, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment, without interest.

(d)           No full dividends shall be paid or declared and set apart for payment on any shares of Parity Stock for any period unless full accrued but unpaid dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Series A Preferred for all dividend periods terminating on or before the date of payment of such dividends. No full dividends shall be paid or declared and set apart for payment on the Series A Preferred for any period unless full accrued but unpaid dividends have been, or contemporaneously are, paid or declared and set apart for payment on any Parity Stock for all dividend periods terminating on or before the date of payment of such dividends.  When dividends are not paid in full upon the Series A Preferred and any Parity Stock, all dividends paid or declared and set apart for payment upon shares of Series A Preferred and Parity Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Series A Preferred and the Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred and Parity Dividend Stock bear to each other.

Section 4.                      Voting Rights.  Holders of Series A Preferred Stock shall not have any voting rights except as set forth in the following sentence and otherwise as required by law from time to time. Without the consent or affirmative vote of Holders of at least a majority of the outstanding shares of Series A Preferred, voting separately as a class, the corporation shall not, whether by merger, recapitalization or otherwise, (a) authorize, create or issue any shares of Senior Stock or (b) alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely.

Section 5.                      Liquidation.

(a)           Upon any Liquidation, after the satisfaction in full of the debts of the corporation and the payment of any senior liquidation preference owed to the holders of shares of Senior Stock, the Holders shall be entitled to receive out of the assets of the corporation an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to the Holders, whether or not declared, without interest, plus a sum in cash or property at its fair market value as determined by the Board of Directors equal to the greater of (a) the Stated Value per share and (b) such amount per share as would have been payable had all shares of Series A Preferred been converted into Common Stock pursuant to Section 6 immediately before such Liquidation, and no more, before any payment shall be made or any assets distributed to the holders of Junior Stock.

(b)           If, upon any Liquidation, the assets of the corporation shall be insufficient to permit the payment in full of the amounts required by Section 5(a) and any amounts then payable to holders of Parity Stock, the assets of the corporation shall be ratably distributed among the Holders of Series A Preferred and the holders of Parity Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all such amounts were paid in full.

(c)           The corporation shall mail to each Holder written notice of any Liquidation not less than twenty (20) days before the payment date stated therein.

Section 6.                      Conversion.

(a)           (i)           Each Holder shall have the right, at such Holder's option, at any time and from time to time, to convert all or any portion of its shares of Series A Preferred into that number of fully paid and nonassessable shares of Common Stock determined by dividing the Stated Value by the Conversion Price.

(ii)           A Holder shall exercise its right of conversion by delivering a duly signed and completed conversion notice in the form provided by the corporation (a “Conversion Notice”) accompanied by the certificate representing each share of Series A Preferred to be converted or, if not represented by a certificate, by an electronic book-entry transfer of such share for receipt by the transfer agent for the Series A Preferred at the address set forth on the form of Conversion Notice or as the corporation shall otherwise have specified in a written notice to the Holders. The "Optional Conversion Date" will be the date on which the duly signed and completed Conversion Notice and share(s) have been so received; provided that if such date is not a Business Day, the Optional Conversion Date will be the next Business Day.  As promptly as practicable on or after the Optional Conversion Date, but in no event later than the third Trading Day thereafter, the corporation shall issue and deliver to the Holder (i) at the Holder's request, either a certificate or certificates or an electronic book entry transfer to the account specified by the Holder in the Conversion Notice for the number of full shares of Common Stock issuable upon conversion, together with payment in cash in lieu of any fraction of a share as provided in Section 6(c) and (ii) if less than the full number of shares of Series A Preferred evidenced by the surrendered certificate or certificates (if any) are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Any such newly issued certificate shall be delivered to the Holder by tendering such certificate to an overnight courier service no later than such third Trading Day.

(b)           (i)           In the event that at any time on or after the fifth (5th) anniversary of the Initial Issue Date, the last reported sale prices of the Common Stock as reported for consolidated transactions on the Trading Market have been equal to or greater than $15.50 (such amount to be adjusted at the time of, and in proportion to, any adjustments made to the Conversion Price pursuant to Section 6(g)) for twenty (20) out of any thirty (30) consecutive Trading Days, the corporation may, in its discretion, elect that all, but not less than all, the outstanding shares of Series A Preferred shall be automatically converted into that number of fully paid and nonassessable shares of Common Stock determined by dividing the Stated Value by the Conversion Price. The date and time specified for such automatic conversion is referred to herein as the “Mandatory Conversion Date.”

(ii)           The corporation shall send written notice of the mandatory conversion (the “Mandatory Conversion Notice”) to each holder of record of Series A Preferred not less than thirty (30) days before the Mandatory Conversion Date.  Each Mandatory Conversion Notice shall state (A) that all shares of Series A Preferred are subject to such mandatory conversion, (B) the Mandatory Conversion Date and the Conversion Price, and (C) that the Holder is to surrender to the corporation, in the manner and at the place designated, its shares of Series A Preferred to be converted. Upon receipt of a Mandatory Conversion Notice, each Holder of shares of Series A Preferred shall surrender all such shares (or, if any certificate therefor has been lost, stolen or destroyed, comply with Section 7(c)) to the corporation at the place and manner designated in such notice.

(iii)           As promptly as practicable after the later of (A) the Mandatory Conversion Date and (B) a Holder’s surrender of its shares of Series A Preferred (or lost certificate affidavit and agreement), but in no event later than the third Trading Day thereafter, the corporation shall issue and deliver to the Holder at the Holder's request, either a certificate or certificates or an electronic book entry transfer to the account specified by the Holder for the number of full shares of Common Stock issuable upon conversion, together with payment in cash, determined as provided in Section 6(c), in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c)           The corporation will not issue any fractional share of Common Stock upon conversion of Series A Preferred but shall instead deliver to the respective Holder a check for an amount equal to the applicable fraction of a share multiplied by the Current Market Price of the Common Stock calculated as of the close of business on the respective Conversion Date, rounded to the nearest cent.

(d)           In the event a transfer is involved in the issue or delivery of the shares of Common Stock in a name other than that of the converting Holder, such Holder will be required to pay any tax or duty that may be payable in respect of such transfer and any certificate surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the corporation, duly executed by the Holder or by its attorney duly authorized in writing. Shares of Common Stock will not be issued unless all taxes and duties, if any, payable by the respective Holder have been paid.

(e)           All rights with respect to any share of Series A Preferred converted pursuant to this Section 6, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the respective Conversion Date (notwithstanding any failure of the Holder thereof to surrender the respective shares at or before such time), except only the rights of the Holders thereof, upon surrender of such shares (or compliance with Section 7(c)), to receive the shares of Common Stock, any payment in lieu of a fractional share, and payment of accrued but unpaid dividends pursuant to section 3(a)(ii) with respect to the share of Series A Preferred being converted.  All shares of Series A Preferred converted pursuant to this Section 6 shall be automatically retired and restored to the status of authorized and unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued as shares of any series of Preferred Stock.

(f)           The corporation shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of all outstanding shares of Series A Preferred in full as of the next succeeding dividend payment date assuming that such conversion took place at the Conversion Price then in effect. The corporation shall take all commercially reasonable steps to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Series A Preferred, provided, however, that the corporation shall not be required to file a registration statement with respect to such securities.

(g)           (i)           The Conversion Price shall be subject to adjustment as follows. If the corporation shall (A) pay a dividend or make a distribution on any class or series of its capital stock in shares of its Common Stock (other than a dividend or distribution on shares of Series A Preferred provided for by this Certificate of Designations), (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue any shares of its capital stock by reclassification of its Common Stock, the Conversion Price in effect immediately before such action shall be adjusted as provided below so that each Holder of shares of Series A Preferred thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such Holder would have owned or have been entitled to receive immediately after such action had such shares of Series A Preferred been converted immediately before such action. The Conversion Price as adjusted shall be determined by multiplying the Conversion Price at which the shares of Series A Preferred were theretofore convertible by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such action and the denominator shall be the number of shares of Common Stock outstanding immediately after such action. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision or combination.

(ii)           In case of any reclassification of the Common Stock, any consolidation of the corporation with, or merger of the corporation into, any other entity, any merger of another entity into the corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the corporation), any sale or transfer of all or substantially all of the assets of the corporation or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or other property (each, a “Fundamental Transaction”), lawful provision shall be made as part of the terms of such transaction whereby each Holder shall have the right thereafter, during the period such Holder’s shares of Series A Preferred are convertible, to convert its shares of Series A Preferred only into the kind and amount of securities, cash and other property receivable upon the Fundamental Transaction by a holder of the number of shares of Common Stock of the corporation into which such Holder's shares of Series A Preferred would have been convertible immediately before the Fundamental Transaction. If in connection with any such transaction, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other property upon completion of such transaction, the corporation shall provide or cause to be provided to each holder of Series A Preferred the right to elect the securities, cash or other property into which the Series A Preferred held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election). The corporation or the Person formed by the consolidation, resulting from the merger or acquiring such assets or the corporation's shares, as the case may be, shall make provisions in its certificate of incorporation or other constituent document to establish such rights and such rights shall be clearly provided for in the definitive transaction documents relating to such transaction. The certificate of incorporation or other constituent document shall provide for adjustments, which, for events following the effective date of the certificate of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6(g). The provisions of this Section 6(g)(ii) shall similarly apply to successive Fundamental Transactions.

(iii)           All calculations hereunder shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be. However, no adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, that any adjustments that by reason of this Section 6(g)(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(iv)           Whenever the Conversion Price is adjusted as herein provided, the corporation shall promptly send to each Holder a certificate of an officer of the corporation setting forth the Conversion Price after the adjustment and a brief statement of the facts requiring such adjustment and a computation thereof. The certificate shall be conclusive evidence of the correctness of the adjustment.

Section 7.                      Miscellaneous.

(a)           Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Series A Preferred shall not have any voting powers, preferences, relative, participating, optional or other special rights or qualifications, limitations or restrictions other than those specifically set forth in this Certificate of Designations and in the corporation’s certificate of incorporation. Without limiting the generality of the foregoing, the Series A Preferred shall not be redeemable or (except as contemplated by Section 6(a)) exchangeable for other capital stock or indebtedness of the corporation or other property upon the request of Holders thereof or the corporation, shall not be subject to any mandatory redemption or the operation of a purchase, retirement or sinking fund, and shall not have any stated maturity date.

(b)           Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder (other than any Notice of Conversion, which shall be sent to the corporation’s transfer agent) shall be in writing and delivered personally or by facsimile, or sent by a recognized overnight courier service, addressed to the corporation, at:

155 Northboro Road

Southborough, MA 01772

Attention: Chief Financial Officer

Facsimile: (508) 281-5341

or to such other facsimile number or address as the corporation may specify for such purposes by notice to the Holders delivered in accordance herewith.  Any and all notices or other communications or deliveries to be provided by or on behalf of the corporation hereunder shall be in writing and delivered personally or by facsimile, or sent by a recognized overnight courier service, addressed to the respective Holder at the facsimile number or address of such Holder appearing on the books of the corporation, or if no such facsimile number or address appears on the books of the corporation, at the principal place of business of such Holder as set forth in the corporation’s records.  Except as otherwise provided in this Certificate of Designations, any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in or pursuant to this Section before 5:00 p.m. Boston time on any Trading Day or, otherwise, on the next Trading Day or (ii) upon actual receipt by the party to whom such notice is required to be given.

(c)           Lost or Mutilated Certificate.  If a Holder’s certificate representing shares of Series A Preferred shall be mutilated, lost, stolen or destroyed, the corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the corporation and, if such certificate was lost, stolen or destroyed, upon receipt from the Holder of a lost certificate affidavit and agreement reasonably acceptable to the corporation to indemnify the corporation against any claim that may be made against the corporation with respect to such shares, and a customary bond.

(d)           Severability.  If any provision of this Part II of Article FOURTH is invalid, illegal or unenforceable, the remaining provisions shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(e)           Headings.  The headings contained herein are for convenience only and shall not be deemed to limit or affect the interpretation of any of the provisions hereof.

III.           Common Stock

The Common Stock is subject to the rights and preferences of the Preferred Stock as hereinbefore set forth or authorized.

Subject to the provisions of any applicable law or of the by-laws of the corporation, as from time to time amended, with respect to the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have exclusive voting rights for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the corporation.

Subject to the rights of any one or more series of Preferred Stock, the holders of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors out of any funds of the corporation legally available for the payment of such dividends.

In the event of the liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they are entitled, the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the corporation available for distribution to its stockholders.

IV.           Issuance

Subject to the provisions of this Amended and Restated Certificate of Incorporation and except as otherwise provided by law, the shares of stock of the corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

FIFTH:                      Reserved.

SIXTH:                      The Board of Directors shall consist of not less than three nor more than fifteen directors, the exact number to be determined from time to time by the Board of Directors.  Any vacancy in the Board of Directors for any reason, including any resulting from an increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office although less than a quorum. All directors in office or elected as such on the date of adoption by the stockholders of this Amended and Restated Certificate of Incorporation (the “Adoption Date”) shall serve until the end of the respective terms to which they were elected, and any director chosen to fill a vacancy among such directors shall hold office until the end of the term of the director he or she succeeded. At each annual meeting of stockholders beginning with the first annual meeting after the Adoption Date, the successor to each director whose respective term ends at such annual meeting shall be elected for a one-year term expiring at the next annual meeting, and any director chosen to fill a vacancy among such directors shall hold office until the next annual meeting.  Until the third annual meeting of stockholders following the Adoption Date, no director may be removed by the stockholders other than for cause. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the corporation, the election, terms of office, right of removal, and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation and certificates of designation applicable thereto.

SEVENTH:                      The Board of Directors is expressly authorized to exercise all powers granted to the directors by law except insofar as such powers are limited or denied herein or in the by-laws of the corporation.  In furtherance of such powers, the Board of Directors shall have the right to adopt, amend or repeal the by-laws of the corporation, but the stockholders may adopt additional by-laws and may amend or repeal any by-law whether adopted by them or otherwise.

EIGHTH:                      Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

NINTH:                      No action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken by written consent without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

This Article NINTH may not be amended, revised or revoked, in whole or in part, except by the affirmative vote of the holders of 80% of the shares of all classes of stock of the corporation entitled to vote for the election of directors, considered for the purposes of this Article NINTH as one class of stock.

TENTH:                      (i)           Except as set forth in Part 2 of this Article TENTH, the affirmative vote of the holders of 80% of the shares of all classes of stock of the corporation entitled to vote for the election of directors, considered for the purposes of this Article as one class, shall be required (a) for the adoption of any agreement for the merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with or into any Other Corporation (as hereinafter defined), (b) to authorize any sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of the assets of the corporation or any Subsidiary to any Other Corporation, (c) to authorize the issuance or transfer by the corporation of any Substantial Amount (as hereinafter defined) of securities of the corporation in exchange for the securities or assets of any Other Corporation, or (d) to engage in any other transaction the effect of which is to combine the assets and business of the corporation or any Subsidiary with any Other Corporation.  Such affirmative vote shall be in addition to the vote of the holders of the stock of the corporation otherwise required by law, the certificate of incorporation of the corporation or any agreement or contract to which the corporation is a party.

(ii)           The provisions of part (i) of this Article TENTH shall not be applicable to any transaction described herein if such transaction is approved by a resolution of the Board of Directors of the corporation, provided that the directors voting in favor of such resolution consist of a majority of the persons who were duly elected and acting members of the Board of Directors prior to the time any such Other Corporation became a Beneficial Owner (as hereinafter defined) of 5% or more of the shares of stock of the corporation entitled to vote for the election of directors (a "Continuing Director"), including any successor of a Continuing Director who is not an affiliate or an associate or a representative of such Other Corporation and is recommended or elected to succeed such Continuing Director by a majority of Continuing Directors.  In considering such transaction, the Board of Directors shall give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the corporation and its Subsidiaries and on the communities in which the corporation and its Subsidiaries operate or are located.

(iii)           The Board of Directors shall have the power and duty to determine for the purposes of this Article TENTH, on the basis of information known to such Board, if and when any Other Corporation is the Beneficial Owner of 5% or more of the outstanding shares of stock of the corporation entitled to vote for the election of directors.  Any such determination, if made in good faith, shall be conclusive and binding for all purposes of this Article TENTH.

(iv)           As used in this Article TENTH, the following terms shall have the meanings indicated:

“Other Corporation” means any person, firm, corporation or other entity, other than a Subsidiary of the corporation, which is the Beneficial Owner of 5% or more of the shares of stock of the corporation entitled to vote in the election of directors.

“Subsidiary” means any corporation in which the corporation owns, directly or indirectly, more than 50% of the voting securities.

“Substantial Amount” means any securities of the corporation having a then fair market value of more than $500,000.

An Other Corporation (as defined above) shall be deemed to be the “Beneficial Owner” of stock if such Other Corporation or any "affiliate" or "associate" of such Other Corporation (as those terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (15 U.S.C. 78 aaa et seq.), as amended from time to time), directly or indirectly, controls the voting of such stock or has any options, warrants, conversion or other rights to acquire such stock.

(v)           This Article TENTH may not be amended, revised or revoked, in whole or in part, except by the affirmative vote of the holders of 80% of the shares of all classes of stock of the corporation entitled to vote for the election of directors, considered for the purposes of this Article Tenth as one class of stock.

ELEVENTH:                                No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article ELEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

TWELFTH:                      The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Signed this 3rd day of February, 2015.

/s/ Matthew Boyle

Matthew Boyle

President and CEO